Exhibit 10.33
CapitalSource Inc.
Compensation for Non-Employee Directors
Annual Fees and Meeting Fees
The compensation program for Company outside directors consists of annual retainer fees, meeting fees and long-term equity awards. The Company currently pays its directors an annual retainer fee of $25,000. Members of the Audit Committee are paid an additional retainer fee of $20,000, or $44,000 in the case of the chairperson. Members of certain other Board committees are paid an additional retainer fee of $5,000 for each committee on which they serve, or $7,500 in the case of the chairperson of each such other committee. All retainer fees are generally paid within two weeks of our Annual Meeting of Stockholders.
Each director also receives $1,000 for each Board meeting attended (in person or telephonically), and members of the Audit Committee and members of certain other Board committees are paid $2,000 and $1,000, respectively, for each meeting of their respective committees attended (in person or telephonically). Meeting fees are paid quarterly.
Directors may elect to receive their annual retainers and meeting fees in whole or in part in the form of cash, immediately vested shares of restricted stock and/or immediately exercisable stock options. Restricted stock is valued based on the closing market price of the Company’s common stock on the grant date and stock options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive fees in the form of restricted stock. Stock options have a ten-year term and an exercise price equal to the closing market price of the Company’s common stock on the grant date.
Annual Equity Awards

In connection with each Annual Meeting of Stockholders, each director then serving on the Board of Directors receives a long-term equity award of $75,000, which is paid, at the election of each director, in whole or in part in shares of restricted stock and/or stock options calculated as described in the preceding paragraph. Unlike annual retainers and meeting fees, restricted stock and options paid for long-term equity awards are intended to vest or become exercisable, as applicable, in full one year after the grant date. The Company sets these vest dates on the date of the next Annual Meeting of Stockholders. Cash dividends paid during the vesting period are credited in the form of additional shares of restricted stock. Stock options and have a ten-year term and an exercise price equal to the closing market price of the Company’s common stock on the grant date.
Deferral
Directors may elect to defer retainers, fees and equity awards received in cash or restricted stock into restricted stock units under our deferred compensation plan. A restricted stock unit is an unfunded right to receive one share of our common stock at future date. Restricted stock units are credited with dividend equivalents in the form of additional stock units and are payable in the form of common stock at the earlier of the the date elected by the director or in a lump sum following termination of the director’s service.
Expenses
Directors do no receive any perquisites and do not receive above-market nonqualified deferred compensation plan earnings. Directors are reimbursed for their reasonable expenses of attending Board and committee meetings.